Exhibit 99.8

News Release

CONTACT:	Sameer Gokhale (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-2219	March 15, 2016
Jim Eglseder (Investors)
(513) 534-8424
Larry Magnesen (Media)
(513) 534-8055

Fifth Third Bancorp Announces Cash Dividends

Board Approves Share Repurchase Authorization of 100 million shares

Cincinnati – Fifth Third Bancorp today declared cash dividends on its common shares, Series J preferred shares, and Series I preferred shares.

Fifth Third Bancorp (Nasdaq: FITB) today declared a cash dividend on its common shares of $0.13 for the first quarter of 2016. The dividend is payable on April 21, 2016 to shareholders of record as of March 31, 2016.

Fifth Third also declared a cash dividend on its 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, at the rate of $612.50 per preferred share, which equates to approximately $24.50 for each depositary share. Each depositary share represents a 1/25th ownership interest in a share of Series J Preferred Stock. The Series J dividend is payable on March 31, 2016 to shareholders of record as of March 25, 2016.

Fifth Third also declared a cash dividend on its 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (Nasdaq: FITBI), at the rate of $414.06 per preferred share, which equates to approximately $0.41406 for each depositary share. Each depositary share represents a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I dividend is payable on March 31, 2016 to shareholders of record as of March 25, 2016.

Fifth Third also announced that its Board of Directors approved a new share repurchase authorization of up to 100 million shares, which replaces the previous authorization from 2014 under which approximately 16 million shares remain.

Future capital distributions prior to June 30, 2016 are subject to the 2015 Comprehensive Capital Analysis & Review (“CCAR”) authorization for Fifth Third announced on March 11, 2015. Capital Distributions beginning July 1, 2016 through June 30, 2017 will be subject to the 2016 CCAR authorization that is expected to be announced on or before June 30, 2016. Any future capital distributions are subject to evaluation and approval by the Board of Directors at any given time, Fifth Third’s performance, the state of the economic environment, market conditions, regulatory factors, and other risks and uncertainties.

The new repurchase authorization does not have an expiration date, does not include specific price targets, may be executed through open market purchases or one or more private negotiated transactions, including Rule 10b5-1 programs, and may be suspended at any time.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2015, the Company had $141 billion in assets and operated 1,254 full-service Banking Centers, including 95 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,593 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has an 18.3% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2015, had $297 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

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